Exhibit 99.2

Dear BioTelemetry Team,

Today has been quite an exciting day! With this morning’s announcement of Philips’ intent to acquire BioTelemetry, I look forward to our teams combining forces to expand our leadership position in connected care! Together, we become the global leader in patient care management solutions for the hospital and the home.

Philips is a leading health technology company headquartered in Amsterdam. Founded more than 125 years ago, we, too, have worked hard to improve lives through meaningful innovation. We are committed to be the best place to work for people who share our passion, and we are proud of our mission to provide health technology solutions for consumers, physicians and patients. Philips has a goal to improve the lives of 2 billion people a year by 2025– and we’re making great progress!

I have enormous respect for BioTelemetry and am impressed by the company’s cutting-edge products, innovation and dedicated teammates. BioTelemetry leadership in the ambulatory cardiac monitoring space will strengthen Philips’ offering and accelerate the development of a scalable out-of-hospital monitoring and telehealth platform. Leveraging our collective expertise, we will be in an optimal position to address the key healthcare need of extending patient care in and beyond the hospital care setting, at a time when telehealth and virtual care are becoming the standard in improving care across the health continuum.

Joe and I will be scheduling an optional “Town Hall” meeting on Monday for all employees and I am looking forward to meeting all of you and talking more about our Connected Care strategy and how the sign to close and integration process will work. Given it is a holiday week, we will record the call in the event you cannot attend live.

Our joining together is an exciting and significant step for both of us. We are thrilled to be expanding the Philips Connected Care business with patient care management solutions for the hospital and the home. Your remote medical technology, focused on the delivery of health information to improve quality of life and reduce cost of care, is the perfect complement to Philips. We look forward to expanding our portfolio while continuing to deliver for our customers and their patients. The addition of your remote cardiac monitoring, centralized core laboratory services for clinical trials, remote blood glucose monitoring and OEM to the Philips portfolio will be a strong expansion.

I look forward to formally welcoming you to Philips at the close of the acquisition. In the meantime, Philips’ business integration leader, Nick Wilson, will partner closely with the business leadership team from BioTelemetry to identify a joint integration team to bring our companies, technology and people together and ensure a smooth and successful transition.

Looking forward to meeting and working with you for the benefit of patients around the world!

Roy Jakobs

Chief Business Leader Connected Care, Philips

Forward-looking statements

This release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Philips and certain of the plans and objectives of Philips with respect to these items. Examples of forward-looking statements include statements made about the strategy, estimates of sales growth, future EBITA, future developments in Philips’ organic business and the completion of acquisitions and divestments. By their nature, these statements involve risk and uncertainty because they relate to future events and circumstances and there are many factors that could cause actual results and developments to differ materially from those expressed or implied by these statements.

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